Filed Pursuant to Rule 433
Registration Nos. 333-249906
and 333-249906-03

*FULL PRICING DETAILS* $1.5B VW CREDIT, INC. (VWALT 2023-A) Prime Auto Lease ABS

Joint Bookrunners: Barclays(str), Scotiabank, US Bancorp, and Wells Fargo Securities

Co-Managers: RBC and TD Securities

-ANTICIPATED CAPITAL STRUCTURE-

CLS	AMT($MM)	WAL*	M/S	PWIN	L.FIN	BENCH	SPREAD	YIELD(%)	CPN(%)	PRICE(%)
A-1	220.000	0.22	P-1/A-1+	1-6	09/24	I-CRV	+20	5.633%	5.633%	100.0000%
A-2-A	470.000	1.08	Aaa/AAA	6-18	01/26	I-CRV	+57	5.951%	5.87%	99.99106%
A-2-B	162.000	1.08	Aaa/AAA	6-18	01/26	SOFR30A	+57	N/A	SOFR30A+0.57%	100.0000%
A-3	559.000	1.97	Aaa/AAA	18-29	10/26	I-CRV	+87	5.889%	5.81%	99.98511%
A-4	89.000	2.52	Aaa/AAA	29-31	04/28	I-CRV	+103	5.876%	5.80%	99.98748%

* Assumes 100% PPC and WAL to maturity

** Maximum size of A-2B is 50% of total A-2 size

PRICED - TOE: 5:08 PM EST

- Transaction Details -

Upsize Size :	$1.5B
Registration :	SEC Registered
Expected Settle :	September 19th, 2023
First Pay :	October 20th, 2023
ERISA Eligible :	Yes
PXG Speed :	100% PPC to Maturity
Risk Retention :	US - Yes, EU – No
BBG Ticker :	VWALT 2023-A
Bill & Deliver :	Barclays

- Marketing Materials –

Preliminary Prospectus, Ratings FWP

Investor Presentation: www.dealroadshow.com Password: VWALT23A

CDI Deal Name: bcgvwalt23a_px Password: 344Y

The issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.